Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-228862) of eHealth, Inc.,

(2)
Registration Statements (Forms S-8 No. 333-196675, No. 333-181252, and No. 333-163269) pertaining to the 2014 Equity Incentive Plan, the 2006 Equity Incentive Plan, and the 2006 Equity Incentive Plan of eHealth, Inc., and

(3)	Registration Statement (Form S-8 No. 333-137999) pertaining to the 2006 Equity Incentive Plan, 2005 Stock Plan, 1998 Stock Plan of eHealth, Inc., and 2004 Stock Plan of eHealth China;

of our reports dated March 13, 2019, with respect to the consolidated financial statements of eHealth, Inc. and the effectiveness of internal control over financial reporting of eHealth, Inc. included in this Annual Report (Form 10-K) of eHealth, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Redwood City, California
March 13, 2019